EXHIBIT 15


TXU Gas Company:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of TXU Gas Company (formerly ENSERCH Corporation) and subsidiaries (TXU Gas) for the periods ended
June 30, 1999 and 1998, as indicated in our report dated August 12, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Gas' Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated by reference in Registration Statements No. 333-43811 and 333-43811-01 on Post Effective Amendment No. 1 to Form S-3 of TXU Gas.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
August 12, 1999